                                   EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Citizens, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of Citizens, Inc. of our report dated March 18, 1998, relating to the consolidated balance sheets of Citizens, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997 annual report on Form 10-K of Citizens, Inc.


KPMG PEAT MARWICK LLP

Dallas, Texas
March 18, 1998